UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 18, 2016

LA QUINTA HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36412	90-1032961
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Hidden Ridge, Suite 600, Irving, Texas 75038

(Address of Principal Executive Offices) (Zip Code)

(214) 492-6600

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2016, the Board of Directors (the “Board”) of La Quinta Holdings Inc. (“La Quinta” or the “Company”) appointed Keith A. Cline, who had been serving in the role of interim President and Chief Executive Officer and as a director of the Company, President and Chief Executive Officer of the Company, effective immediately. In addition, the Board appointed James H. Forson, who had been serving in the role of interim Chief Financial Officer, Executive Vice President and Chief Financial Officer, effective immediately.

Mr. Cline, 46, had served as the Company’s Executive Vice President and interim President and Chief Executive Officer and as a director of the Company since September 15, 2015. From January 2013 until November 2015, Mr. Cline was the Company’s Executive Vice President and Chief Financial Officer. From 2011 to 2013, prior to joining the Company, Mr. Cline was Chief Administrative Officer and Chief Financial Officer at Charming Charlie, Inc. and, from 2006 to 2011, Mr. Cline was Senior Vice President of Finance at Express, Inc. Mr. Cline began his career at Arthur Andersen & Company and held financial leadership roles at The J.M. Smucker Company, FedEx Custom Critical and Limited Brands. Mr. Cline is a summa cum laude graduate of the University of Akron with a B.S. in Accounting and a M.B.A. in Finance.

Mr. Forson, 49, had served as the Company’s interim Chief Financial Officer since November 12, 2015 and as Senior Vice President, Chief Accounting Officer and Treasurer since 2012. Prior to that role, Mr. Forson was Vice President and Controller from 2010, when he joined La Quinta, to 2012 and also served as Acting Chief Financial Officer from 2012 to 2013. Prior to joining La Quinta, Mr. Forson was Audit Senior Manager with Grant Thornton LLP from 2006 through 2010. Mr. Forson graduated from the University of Virginia’s McIntire School of Commerce with a B.S. degree in Commerce with distinction, and is a Certified Public Accountant in Texas.

President and Chief Executive Officer Offer Letter

The Company entered into an Offer Letter with Mr. Cline, dated February 18, 2016 (the “Offer Letter”). The Offer Letter offers Mr. Cline employment with the Company as its President and Chief Executive Officer with the following compensation and benefits: (i) an annual base salary of $750,000, subject to increase (but not decrease); (ii) an annual bonus opportunity with a target amount equal to 100% of his base salary, with the actual bonus amount based upon achievement of Company and individual performance targets established by the Compensation Committee of the Board (the “Compensation Committee”) for the fiscal year to which the bonus relates; (iii) continued eligibility to receive annual grants under the Company’s long-term incentive program in amounts and in a form determined by the Compensation Committee, provided that, for the 2016 fiscal year, Mr. Cline’s long-term incentive award will have a target value of $2.75 million; and (iv) a one-time grant of restricted stock with a grant date target value equal to $1.0 million and which vests on the third anniversary of the date of grant, which grant was made on February 18, 2016.

The Offer Letter provides that Mr. Cline would participate in any executive severance plan in which all senior executives of the Company would participate, in the event that any such plan was adopted. If Mr. Cline’s employment terminates prior to the adoption by the Company of an executive severance plan, and if such termination is by the Company without Cause or by Mr. Cline with Good Reason (as each term is defined in the Company’s Form of Restricted Stock Grant Notice (Retention Award)), subject to Mr. Cline’s execution of a release of claims in favor of the Company and its affiliates and an agreement to comply with standard non-disclosure and non-competition covenants (which covenants will not extend more than 24 months following the date of termination), Mr. Cline will be entitled to severance in an amount of two times the sum of his base salary and target bonus (the “Severance Floor Amount”), payable in a lump sum within 30 days from his termination. In the event that the Company adopts an executive severance plan, however, subject to the Severance Floor Amount, such plan would exclusively govern Mr. Cline’s severance entitlements.

The Offer Letter supersedes and replaces any and all agreements (including any prior offer or employment letters) between Mr. Cline and the Company with respect to all subject matter included in the Offer Letter.

Compensation of Executive Vice President and Chief Financial Officer

In connection with his appointment as Executive Vice President and Chief Financial Officer of the Company, on February 18, 2016, the Board increased Mr. Forson’s annual base salary from $275,000 to $400,000 and made him a one-time grant of restricted stock with a fair market value of $250,000 and which vests on the third anniversary of the date of grant. In addition, the Board approved an annual bonus opportunity with a target amount equal to 100% of Mr. Forson’s base salary.

Item 7.01	Regulation FD Disclosure

A copy of the press release issued by the Company to announce the appointment of the officers mentioned above is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

10.1	Offer Letter, dated February 18, 2016

99.1	Press Release, dated February 19, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LA QUINTA HOLDINGS INC.
(Registrant)

By:	/s/ Mark M. Chloupek
	Name:	Mark M. Chloupek
	Title:	Executive Vice President and General Counsel

Date: February 19, 2016

EXHIBIT INDEX

Exhibit Number	Description

10.1	Offer Letter, dated February 18, 2016

99.1	Press release, dated February 19, 2016